Exhibit 10.2
BRADY CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
Upon management’s recommendation, the Management Development and Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors has awarded to ______________________________ (“Employee”) a restricted stock unit award effective _____________, 20___ pursuant to the terms of the Brady Corporation 2017 Omnibus Incentive Plan (the “Plan”). The Corporation’s records shall be the official record of the grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

1.	Number of Units
This Restricted Stock Unit Award applies to X,XXX Shares of the presently authorized Class A Nonvoting Common Stock of the Corporation, $.01 par value (the “Restricted Stock Units”). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.

2.	Service Vesting Requirement
The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the condition set forth in Section 2(a) below:

(a)
Vesting. The Award shall be subject to the following service vesting requirement. If the Employee continues in employment through the vesting dates listed below, the Restricted Stock Units shall be vested as listed in the following table:

Vesting Date	Cumulative Percentage of Vested Restricted Stock Units

(b)
Forfeiture of Restricted Stock Units. Except as provided in Section 3, if the Employee terminates employment prior to the satisfaction of the vesting requirements set forth in Section 2(a) above, any unvested Restricted Stock Units shall immediately be forfeited. The period of time during which the Restricted Stock Units covered by this Award are forfeitable is referred to as the “Restricted Period.”

3	Accelerated Vesting

(a)
Notwithstanding the terms and conditions of Section 2 hereof, in the event of the termination of the Employee’s employment with the Corporation (and any Affiliate) prior to the end of the Restricted Period due to death, Disability or retirement (after age 60 with five years of employment with the Corporation or an Affiliate), the Restricted Stock Units shall become fully vested.

(b)
In the event of a Change in Control (as defined in Exhibit A), all restrictions imposed on any then-outstanding Restricted Stock Units shall terminate such that any Restricted Stock Units shall become fully vested immediately prior to the Change in Control (as defined in Exhibit A). No event described in Section 13.05 of the Plan shall cause the Restricted Stock Units to become unrestricted and fully vested unless such event is a Change in Control (as defined in Exhibit A).

4.	No Dividends
No dividends will be paid or accrued on any Restricted Stock Units prior to the issuance of the Shares.

5.	Settlement of Restricted Stock Units.
As soon as practicable after Restricted Stock Units become vested, the Company shall deliver to the Employee one Share for each Restricted Stock Unit which becomes vested.

6.	Transfer Restrictions
This Award is non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

7.	Withholding Taxes
The Corporation may require, as a condition to the issuance of a stock certificate, that the Employee concurrently pay to the Corporation (either in cash or, at the request of Employee, but subject to such rules and regulations as the Administrator may adopt from time to time, in Shares of Delivered Stock) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of the lapse of stock restrictions, in such amount as the Administrator or the Corporation in its discretion may determine. If and to the extent that withholding of any federal, state or local tax is required in connection with the lapse of stock restrictions, the Employee may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the Shares to be issued upon the lapse of stock restrictions, Shares, the Fair Market Value of which is to be applied to the Employee's withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Employee’s applicable jurisdictions.

8.	Death of Employee
If the Restricted Stock Units shall vest upon the death of the Employee, the Shares shall be issued and paid to the estate of the Employee unless the Corporation shall have theretofore received in writing a beneficiary designation, in which event they shall be issued and paid to the designated beneficiary.

9.	Confidentiality, Non-Solicitation and Non-Compete
As consideration for the grant of this Award, Employee agrees to, understands and acknowledges the following:

(a)
During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Employee agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. Employee further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)
information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)
the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(a)
Employee agrees that, without the written consent of the Chief Executive Officer of the Corporation, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)
During the time of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company.

(ii)
For a period of 12 months following the termination of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor that are the same as or similar to the duties performed by Employee for the Company at any time during any part of the 24 month period preceding the termination of Employee's employment with Company; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company during any part of the 24 month period preceding the termination of Employee's employment with Company.

For purposes of this Agreement, a Competitor shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with one with respect to which Employee acquired Confidential Information by reason of Employee's work with the Company.

(b)
Employee acknowledges and agrees that compliance with this Section 9 is necessary to protect the Company, and that a breach of any of this Section 9 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 9, or to enjoin Employee from performing services in breach of Section 9(b) during the term of employment and for a period of 12 months following the termination of employment. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(c)
Employee further agrees that, in the event of a breach of this Section 9, the Corporation may elect to recover all or part of the value of any amounts previously paid or payable or any Shares (or the value of any Shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

(d)	Employee agrees that the terms of this Section 9 shall survive the termination of Employee's employment with the Company.

(e)
EMPLOYEE HAS READ THIS SECTION 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

10.	Clawback
This Award is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

11.	Provisions of Plan Controlling
This Award is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Award grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

12.	Wisconsin Contract
This Award has been granted in Wisconsin and shall be construed under the laws of that state.

13.	Severability
Wherever possible, each provision of this Award will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.
IN WITNESS WHEREOF, the Corporation has granted this Award as of the day and year first above written.
BRADY CORPORATION

By:
Name:
Its:

EMPLOYEE'S ACCEPTANCE
I, ___________________________, hereby accept the foregoing Award and agree to the terms and conditions thereof, including the restrictions contained in Section 8 of this Agreement.
EMPLOYEE:
Signature:
Print Name:

EXHIBIT A

Change in Control Definition

A “Change in Control” means the occurrence of any one of the following events:

(a) A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following shall not be deemed to result in a Change in Control, (i) any acquisition or holding by the members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust, (ii) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (iii) any acquisition by the Company or a wholly owned Subsidiary, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (v) any underwriter temporarily holding securities pursuant to an offering of such securities, or (vi) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) A change in the composition of the Board such that the individuals who, as of August 1, 2016, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to August 1, 2016, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; provided, further, however, that a director who has been approved by members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust while they beneficially own collectively more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors shall be deemed to be an Incumbent Director; or
(c) Approval by the shareholders of the Company and the subsequent consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Class A Common Stock and Class B Common Stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or

(d) Approval by the shareholders of the Company and the subsequent consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, unless the sale or other disposition is to a corporation, with respect to which following such sale or other disposition, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such other corporation, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the sale or other disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, no Change in Control shall deemed to have occurred upon an event described in this definition unless the event constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.